Exhibit 10.8

                                 Beta Foods, LLC
                             10325 Avenida Magnifica
                           San Diego, California 92131

                                 March 23, 2004

American Consolidated Management Group, Inc.
714 Fairview Road
Greer, South Carolina 29651

Re: Technology Transfer

Gentlemen:

     When accepted by you, this shall constitute our complete agreement concerning the transfer to you of certain technology, and the rights to manufacture, market, and distribute products obtained by and through Beta Foods, LLC's agreement with the inventor, Dr. Jack Watkins. The subject process is a trade secret for which Beta, and/or Dr. Jack Watkins, the inventor, has not made any application for Letters Patent in any jurisdiction.

     For the purposes of this agreement, the subject technology relates to a natural dry compound for producing a protective barrier for consumable food products. The compound can be applied to both wet and dry processed foods. With this technology, consumable food products that are freeze dried can be protected and used as an ingredient to maintain a higher nutritional value through extreme temperature processing. The technology produces a compound that adheres molecularly to the food particles and acts as a partition barrier from heat and degradation to the micronutrients and phytochemicals present in the foods. For the purposes of this agreement, this technology shall be hereinafter referred to as the "Technology." Furthermore, for the purposes of this agreement, it is agreed and understood that this term "Technology" includes any future developments, improvements, additions, and inventions hereinafter made to this Technology, which may occur throughout the duration and utilization of the Technology.

     The Technology is a trade secret that ACMG and Beta agree will be jointly protected and not revealed to any third parties, except for a general description for marketing purposes. Any and all ~ommuniques, announcements, marketing materials, whether oral or written, shall be drafted by Beta and/or ACMG, as the case may be, to insure accuracy and to minimize the opportunity for third parties to develop, or reverse engineer a competing technology.

     For and in consideration of the covenants and agreements outlined herein, and the specific consideration payable by ACMG to Beta, Beta and/or Jack Watkins shall execute and deliver to you ("ACMG") all documents deemed necessary to effectuate the intent of this Agreement. Likewise, ACMG shall execute and deliver unto Beta such other documents as shall be deemed required to carry out the intents and purposes of this Agreement. Beta represents and warrants to ACMG that the inventor of the Technology, Dr. Jack Watkins has executed and delivered to Beta certain assignments of the Technology, and that Beta has full right and authority to execute and deliver this Agreement. Furthermore, Dr. Watkins is executing this Agreement in his capacity as an officer of Beta, but also in his individual capacity, insofar, and only insofar, as his consent to the terms and conditions outlined herein, as well as his agreement and covenant to execute and deliver any subsequent documentation that ACMG deems necessary regarding the Technology, including, but not limited to, any patent application(s) ACMG deems desirable for the countries in which it enjoys this exclusive transfer of rights. In the event that a patent application(s) is made, it is expressly agreed that such application shall be assigned unto ACMG, subject to the terms and conditions outlined in this Agreement. Beta may elect to file for patent applications in countries reserved from this transfer, and shall hold such rights, if and when issued.

     Notwithstanding anything herein to the contrary, it is expressly agreed and understood that ACMG shall possess, and Beta hereby assigns and conveys unto ACMG the exclusive rights to the Technology for the United States, Mexico, Canada, Central America and all countries currently contained within the European Union [hereinafter referred to as the "Core Countries"]; said exclusive right(s) to include, but not be limited to, the right to produce, market and sell products produced by, thorough and under the Technology, and shall include the right to institute such action(s) as ACMG shall deem necessary to protect ACMG and its exclusive rights. ACMG and Beta hereby agree and covenant to take such action(s) and shall be deemed reasonable to protect each other's exclusive rights regarding the Technology, including, but not limited to, contractual reservations and provisions with third parties. It is further expressly agreed and understood that the royalty described hereinbelow is limited to sales made by ACMG in the Core Countries. For all other countries, Beta shall possess, and does hereby reserve unto itself, the exclusive rights to the Technology, subject to the limitations set out herein; provided that, Beta hereby covenants that it shall not transfer or sell those rights to any third party for a period of three
(3) years after the execution of this Agreement; provided, that in the event that ACMG shall be merged or acquired, this restriction shall be automatically removed. Any sale by Beta and/or ACMG of the rights to the Technology shall include prohibitions that protect the rights of ACMG and/or Beta, as the case may be, from and against the infringement of the other party's rights in the Technology. Upon the expiration of said three (3) year period, ACMG shall have the right-of-first refusal upon any offer received by Beta from a third party. Any sale of Beta shall be subject to terms and provisions of this Agreement. Beta may elect to produced powders for any non-Core Country; however, it shall first provide ACMG with the option of producing and selling all powders required by Beta in the marketing of the Technology. Only in the event that ACMG cannot, or will not produce and supply the relevant powders will Beta elect to produce them itself. For all such sales, it is agreed that ACMG shall be compensated an amount equal to four times its cost of producing said powder; said cost to be defined as ACMG's costs of raw materials, including freeze dried fruits and vegetables and the bonding materials; provided, that in the event that marketing conditions result in Beta being unable to sell the powders for an amount less than eight times ACMG's cost of goods sold, then it is agreed that the price to be paid to ACMG by Beta shall be equal to one-half of the multiple obtained for ACMG's costs of goods sold. Beta may also execute such agreements as are necessary to permit third parties to market and utilize the Technology in the manufacture of their food and/or beverage products; however, no such grant shall include information concerning the Technology. It is further expressly agreed that Beta, and its assignees may have full and complete utilization of the copyrighted term "Sunutra" in the marketing of products in the Non-Core Countries. In the event that ACMG does not receive funding from Cornell Capital Partners, L.P. within ninety (90) days from this date, Beta may terminate this Agreement.

As consideration for this transfer of rights herein, the parties agrees as follows:

ACMG shall pay to Beta a cash payment of $300,000.00.

     1. As an additional partial consideration, ACMG shall immediately cause 2,500,000 shares of unregistered stock of ACMG to be issued to Beta, and/or its designees. These shares shall remain unregistered for a period of two (2) years following the date you accept this Agreement, following which, ACMG shall cause these shares to be registered and free-trading shares, and shall cause any and all filings with the appropriate regulatory bodies required to effectuate this status as registered and free-trading shares. In the event that a merger of ACMG shall occur prior to the expiration of the aforesaid two year period, then upon such sale and/or merger, all of the shares transferred pursuant hereto shall become fully registered and free-trading shares, and ACMG, and/or its successors and assigns, shall file any and all registration statements, or similar documents with the Securities and Exchange Commission ["SEC"], or any other regulatory body with jurisdiction over ACMG in order to effectuate said status as fully registered and free-trading shares.

     2. .Beta does hereby reserve unto itself, as an additional partial consideration, a royalty payment equal to ten percent(10%) of the gross sales receipts of ACMG from and out of all sales made by ACMG of products manufactured by ACMG utilizing the Technology. This royalty shall be paid on a monthly basis, and shall be made on, or before the 15th day of each month following the month that ACMG receives payments, and/or pre-payments for sales of products, or powders made by ACMG subject to this agreement. This royalty obligation shall survive the execution of this agreement, and shall be a continuing obligation of ACMG, its successors and assigns so long as

     3. ACMG, its successors and assigns continue to produce, market and/or sell products utilizing the Technology. In the event that ACMG shall cease to manufacture and market powders and/or products produced by the Technology for a period of twelve (12) months, then this Agreement shall automatically terminate, and all rights to the Technology shall revert back to Beta; provided, that any obligations hereunder of ACMG to Beta shall continue until satisfied. It is expressly agreed and understood that this royalty payment shall concern only those sales made by ACMG in the Core Countries.

     ACMG, and each and every employee, consultant, and/or representative of ACMG, including, but not limited to, all directors and officers, shall execute and deliver unto ACMG a confidentiality and non-compete agreement identical in form and substance to the document attached hereto as Exhibit "A," or any other form deemed necessary. This obligation and condition shall be a continuing obligation of ACMG, its successors and assigns. ACMG and Beta shall be the joint beneficiaries of said agreements, and ACMG hereby covenants and agrees that it is automatically bound, in Beta's favor, by the identical terms and conditions as set out in Exhibit "A," on behalf of ACMG as a separate and distinct entity. ACMG and Beta agree and covenant to cooperate with each other in the enforcement all such agreements. Beta shall likewise require all of its officers, directors and employees to execute and deliver confidentiality and non-complete agreements, identical to Exhibit "A."

     ACMG shall have access to the Technology including recipes utilized in the formulation of the powders to be sold to by ACMG; provided, that ACMG agrees to develop a procedure within ACMG such that no one employee, officer, director, independent contractor, agent, or representative shall possess knowledge of the entire Technology, and/or recipe contents. This program is to insure the confidentiality of the Technology, and is for the mutual benefit of Beta and ACMG. The only exception to this procedure shall be Dr. Watkins, and Mike Takaki, who already possess this knowledge. In this regard, Dr. Watkins has contracted with Beta to produce and supply a complete set of drawings, recipes and formulae to enable Beta to produce products with the Technology, under an agreement that such documents shall be placed in escrow in the event of the death, incapacity, or refusal of Dr. Watkins to produce powders and products. Beta does hereby transfer to ACMG the right to equal access to this technical data.

     Dr. Jack Watkins and Mike Takaki, may be engaged by ACMG as consultants, from time to time, as ACMG may desire. These individuals may also be utilized by ACMG in the development of specific formulations and applications for each individual customer of ACMG and their respective food products, as well as improvements and modifications of the Technology.

     Furthermore, it is agreed and understood that Dr. Watkins, and/or Mike Takaki may be engaged to work on research and development in attempts to enhance the Technology, or to develop other technologies for utilization in the food and beverage business. Any additional or further developments, amendments, and alternations to the Technology, as well as any additional inventions developed as a result of these research and development efforts shall automatically be subject to this Agreement.

     The terms contained herein, shall survive the issuance and delivery of this Agreement, and continue to control, and shall be binding upon ACMG, its successors and assigns, including but not, limited to, the continuing royalty obligations covered by this agreement, as well as other continuing compensation provisions contained herein. In the event that ACMG, its successors and assigns shall fail to remit any royalty payment(s) covered herein, or any other payments called for herein, then said payments shall earn interest at the maximum rate allowable under the then current laws of the State of Texas. This penalty provision shall not be applied to any payment received by Beta on, or before, the expiration of a five (5) grace period for any month for which the payment(s) is due and owing to Beta. At Beta's option, it may seek a monetary judgment for any unpaid royalties with all parties agreeing that a court of competent jurisdiction in the State of Texas shall be the proper court in which to bring such lawsuit, and Harris County, Texas being the county of venue. Notwithstanding anything herein to the contrary, in the event that ACMG shall fail to pay the royalty set out herein, for periods equaling or exceeding six
(6) months, then Beta shall possess the continuing right and option of terminating this Agreement by providing ACMG with thirty (30) days written notice, during which time ACMG may avoid termination by making payment, in full, of all outstanding royalties.

     Each party hereto possesses adequate rights and licenses to use all trademarks, trade secrets, trade names, service marks, copyrights, inventions, approvals and technologies that are the subject of this Agreement. Neither entity has knowledge of any infringement upon their respective trademarks and technologies, and Beta has no knowledge of a claim, action, or proceeding being made or brought against it, or to Beta's knowledge any threatened action against it, save and except that Phytogenics, Inc. claims that any invention of Dr. Jack Watkins is owned by it. ACMG has made its own independent determination concerning the validity and/or viability of these claims, and has conducted a thorough review and analysis of those claims. ACMG is making that determination independent of any legal counsel or advice from Beta. In this regard, attached hereto as Exhibit "B," are the test results obtained for the powders produced by the Technology.

     Beta and ACMG are duly incorporated or organized and validly existing in the jurisdiction of its incorporation, and has the requisite power and authority to enter into this Agreement. Each party represents to the other that it has the right, power, and authority to execute and deliver this Agreement, and all other instruments contemplated herein. This Agreement is being executed and delivered by each party, and will constitute the legal, valid and binding obligations of each entity, enforceable against each respective party.

     ACMG and Beta have such knowledge and experience required to evaluate the risks associated with this Agreement, of bearing the risks entailed herein, and of protecting their respective interests in connection with this Agreement. Beta and ACMG represent and acknowledge that they have had the opportunity to review this Agreement, and have reviewed same with their respective legal counsel, and where appropriate, their respective tax and financial advisors. Each party is relying solely upon those separate advisors and counselors in making the decision to enter into this Agreement, and not upon any statements made by parties associated with the other entity. Each entity understands that owners of Beta may also be, or shall become shareholders in ACMG, and recognize the potential conflicts, and accepts those conflicts when entering into this Agreement.

     Beta has been supplied with information relating to ACMG's business plan, and potential financing sources, and ACMG has been provided with general descriptive information concerning the Technology, and Dr. Watkins has supplied ACMG's patent counsel with technical data on the Technology, each have been afforded the opportunity to ask questions of the other. Neither entity has been denied access to any requested information.

     The execution, delivery and performance of this Agreement does not result in any violations of the respective articles of incorporation of either party hereto, or its respective By-Laws, or any outstanding preferred stock restrictions, nor will this Agreement operate to create or result in a default under indenture or debt instrument of each respective party, or violate any known law, rule, judgment, order, decree or regulation to which either entity is subject. The business of each respective party is not being conducted in a manner that results in a violation of any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree, or order applicable to each respective entity hereto.

     ACMG has revealed to Beta that Phytogenics, Inc. has also made threats upon ACMG to institute litigation against ACMG. Beta has made an independent investigation and analysis of the risks associated with these threats, and is relying upon, and has relied upon its own independent legal counsel in making its decision to proceed ahead and enter into this Agreement. Beta acknowledges that ACMG has not refused or failed to provide satisfactory answers to any and all questions concerning this matter. In all respects concerning the various and multiple threats made by Phytogenics, Inc., each party is aware of these threats, and has made their independent analysis and decision concerning the probability of such litigation, the viability of such threats, and has elected to accept the risks associated with these threats. Watkins acknowledges that he had had ongoing discussions concerning a comprehensive settlement with Phytogenics and its shareholders; however, no agreement, as of the date hereof, has been reached between said parties.

     ACMG is aware and familiar with Dr. Watkins' association with Phytogenics, Inc., and has made their own independent investigation and analysis of the facts surrounding that association, and the history of events, including, but not limited to, ACMG's attempts to finalize a purchase of Phytogenics, Inc. As a material consideration, ACMG and Beta hereby release Dr. Watkins from any liability he may possess concerning this prior association; provided, that such release does not concern any future acts. Dr. Watkins has not refused or failed to answer any inquiries made of him by ACMG or Beta regarding this prior association, and each entity hereby acknowledges that it understands that Dr. Watkins is currently the apparent owner of an undivided 45% of Phytogenics. Dr. Watkins has represented to Beta and ACMG that the Technology is unique and distinct to any technology claimed by Phytogenics, Inc., and that he developed the Technology in 2004, after his decision not to be associated with Phytogenics, Inc. All parties understand that Dr. Watkins currently claims that he is the owner of the technology claimed by Phytogenics, and that there exists potential litigation between Dr. Watkins, Phytogenics and certain individuals associated with Phytogenics, Inc. Neither Beta nor ACMG claims any ownership or rights in Dr. Watkins' claims that he is the owner of that technology, and acknowledge that Dr. Watkins is under no obligation to transfer said technology to either entity; provided, that should Dr. Watkins obtain a final court order holding that he is the owner of that technology, Dr. Watkins hereby agrees and covenants that he shall not market said technology, or any products manufactured utilizing said technology in competition with any product(s) marketed by either ACMG or Beta.

     Other than the matters concerning Phytogenics, inc., there are no other threats of litigation against either party hereto, nor are there any pending litigation involving said entities. ACMG reserves the right to institute litigation concerning matters that occurred prior to the institution of this Agreement, but which have no relationship to this Agreement, or the Technology. As ACMG may deem appropriate.

     Prior to the execution and delivery of this Agreement, each party hereto conducted its separate and distinct due diligence review, and acknowledges and represents that each entity has no outstanding issues that have not been fully responded to by the other party.

     Notwithstanding anything herein to the contrary, in the event that ACMG shall receive a legal opinion stating that there are severe adverse risks associated with any claim(s) by Phytogenics to the Technology, ACMG, at is option, may elect to terminate this Agreement. In this regard, it is agreed that the shares being transferred would be returned to ACMG, and Beta, and/or its designees, covenant to execute any documentation required to effectuate said return of the shares. In such event, all records concerning the Technology would likewise be returned to Beta, and upon such return, the parties hereto wold release each other from and against any claims other than intentional actions or fraud. This option to terminate shall automatically expire six (6) months from the date of this Agreement.

     Any notices required herein may be given by facsimile message, email, or in person or on the telephone; provided that, a copy or written memorandum of same, shall be mailed by U.S. certified mail, return receipt requested, or with a nationally recognized overnight courier service, in case properly addressed to the other party. Each party covenants that is shall provide the other party with a designated address for such notice, and in the event such address shall change, it shall promptly notify the other party of those changes.

     This Agreement shall be construed in accordance with the laws of the State of Texas, without regard to its rules for conflicts of law. The parties agree promptly to execute any document reasonable necessary to assure that the undertakings expressed herein are carried out and that this Agreement is otherwise fully implemented in all respects. This Agreement may not be amended, modified, or altered unless such amendment, modification or authorization is in writing executed by each party. This Agreement supercedes all prior and contemporaneous discussions, undertakings and verbal agreements concerning the subject matter hereof.

     The obligations and restraints imposed on the parties to this Agreement shall be separate and severable from each other and shall be deemed to be so notwithstanding that they appear in the same paragraph or sentence as any other obligation or restraint or are imposed by the introduction of a word or phrase conjunctively or disjunctively with or alternatively to the other words or phrases. The language of all parts of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against any particular party. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining provisions shall not be affected thereby.

     This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement, and shall become effective when counterparts have been signed and delivered to each respective party.

     The terms and provisions hereof shall be maintained as confidential information, except for information required to be divulged pursuant to any regulatory body having jurisdiction over either entity hereto, and except as required by court order from a court of competent jurisdiction.

     If the foregoing is your understanding of our agreement, and is completely satisfactory to you, please indicate your acceptance in the space provided below and return two copies to our offices.

Regards,


Jack Watkins
President, and Individually

Agreed to and accepted this 23 day of March, 2004.


American Consolidated Management Group, Inc.


By: /s/  George E. Mappin
   ---------------------------------
   George E. Mappin
   Printed Name/Office